Exhibit 23.1

July 24, 2013

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated May 20, 2013 accompanying the audited financial statements of Galenfeha, Inc. as of March 31, 2013, in the Form S-1, Amendment No. 1 with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Form.

Kyle L. Tingle, CPA, LLC